UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007

GREAT WEST GOLD, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Wyoming	000-24262	91-1363905
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

c/o St. James Resource Management Limited, 16 Hanover Square London, W1S 1HT, United Kingdom	85016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(866) 576-0277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Peter Bezzano resigned as the Company’s Chief Executive Officer, effective June 21, 2007. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Alan Santini was appointed as a member of the Company’s Board of Directors and as the Company’s Chief Executive Officer, each as of June 21, 2007. Alan Santini, age 27, has been the director of various corporate finance companies, specialising in mergers, acquisitions and public offerings in the United Kingdom, South Africa and in the United States.  He has extensive commercial experience gained working for commercial clients in various industry sectors, primarily in FMCG and Financial Services.  Mr. Santini has extensive experience in various small public company restructurings, disposals and acquisitions. Mr Santini is currently focussed on the Financial Services and Health / Wellness sectors.

No transactions have occurred in the last two years to which the Company was a party in which Alan Santini  had or is to have a direct or  indirect  material interest. Mr. Santini does not have an employment agreement with the Company.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

17.1 Resignation Letter of Peter Bezzano, dated June 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Great West Gold, Inc.

Date: June 22, 2007	By:	/s/ Peter Bezzano
Peter Bezzano
Chairman and President